Exhibit 10.3

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of May 17, 2022, is made by and among Tuscan Holdings Acquisition II, LLC, a Delaware limited liability company (together with its successors, the “Sponsor”), Tuscan Holdings Corp. II, a Delaware corporation (“Tuscan”), Surf Air Global Limited, a corporation formed under the laws of the British Virgin Islands (the “Company”), Surf Air Mobility Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Parentco”), THCA Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parentco (“Merger Sub I”), and SAGL Merger Sub Limited, a corporation formed under the laws of the British Virgin Islands and wholly-owned subsidiary of Parentco (“Merger Sub II” and together with the Company, Parentco and Merger Sub I, the “Surf Entities”). Sponsor, Tuscan and the Surf Entities shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Tuscan and the Surf Entities entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement, whereby Sponsor shall agree to certain other covenants and agreements related to the transactions contemplated by the Business Combination Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Representations and Warranties. The Sponsor represents and warrants to Tuscan and the Surf Entities that the following statements are true and correct:

(a) The Sponsor has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Sponsor. This Agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid, legal and binding agreement of the Sponsor (assuming this Agreement has been duly authorized, executed and delivered by the other Parties hereto), enforceable against the Sponsor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b) The Sponsor is, and immediately prior to the First Effective Time will be, the record owner of (i) 4,312,500 shares of Tuscan’s Common Stock issued prior to Tuscan’s initial public offering (the “Founder Shares”; provided that following the First Effective Time, “Founder Shares” shall refer to shares of Parentco Common Stock into which such Founder Shares are converted pursuant to Section 2.01(a) of the Business Combination Agreement) and (ii) (A) 198,438 units issued in a private placement concurrently with Tuscan’s initial public offering (the “Private Units”), each unit consisting of one share of Tuscan’s Common Stock (the “Private Unit Shares”; provided that following the First Effective Time, “Private Unit Shares” shall refer to shares of Parentco Common Stock into which such Private Unit Shares are converted pursuant to Section 2.01(a) of the Business Combination Agreement) and one-half of one warrant (the “Private Unit Warrants”) to purchase a share of Tuscan’s Common Stock at a price of $11.50 per whole share (such class of warrants, the “Warrants”; provided that the Warrants shall be assumed by Parentco and shall be exerciseable for a share of Parentco Common Stock following the First Effective Time), and (B) 992,186 Warrants issued in a private placement concurrently with Tuscan’s initial public offering (the “Private Warrants”), which together constitute all of the equity securities in Tuscan held by Sponsor and its Affiliates as of the date hereof. The Sponsor has, or will have as of the date hereof and immediately prior to giving effect to the transactions occurring on the Closing Date, as applicable, valid, good and marketable title to the Founder Shares, free and clear of all Liens (other than Liens pursuant to this Agreement or any other Transaction Document and transfer restrictions under applicable Law or under the Organizational Documents of Tuscan (prior to the First Effective Time) or Parentco (after the First Effective Time)). Except for this Agreement, the Sponsor is not party to any option, warrant, purchase right, or other contract or commitment that could require the Sponsor to sell, transfer, or otherwise dispose of the Founder Shares. Except for this Agreement, the Sponsor is not party to, nor will it enter into at any time while this Agreement is in effect, any voting trust, proxy or other agreement or understand with respect to the voting of the Founder Shares or the Private Units or Private Warrants. Neither the Sponsor, nor any transferees of any equity interests of Tuscan initially held by the Sponsor, has asserted or perfected any rights to adjustment or other anti-dilution protections with respect to any equity securities of Tuscan (including the Founder Shares and the Private Units and Private Warrants) (whether in connection with the transactions contemplated by the Business Combination Agreement or otherwise).

(c) The execution, delivery and performance by it of this Agreement and the consummation by the Sponsor of the transactions contemplated hereby do not: (i) conflict with or result in any breach of any provision of the Organizational Documents of the Sponsor, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Sponsor is a party or by which its properties or assets may be bound, (iii) violate any Order or Law of any Governmental Authority applicable to the Sponsor or its Subsidiaries, or any of their respective properties or assets (including the Founder Shares), as applicable, or (iv) result in the creation of any Lien (other than Liens pursuant to this Agreement or any other Transaction Document to which it is subject or bound and transfer restrictions under applicable Law or under the Organizational Documents of Tuscan (prior to the First Effective Time) or Parentco (after the First Effective Time)) upon its assets (including the Founder Shares), except in the case of clauses (ii), (iii) and (iv) above, for violations which would not reasonably be expected to materially impact, impair or delay or prevent the ability of the Sponsor to consummate the transactions contemplated by this Agreement or have a material adverse effect on the ability of the Sponsor to perform its obligations hereunder.

2. Covenants.

(a) Subject to the terms and conditions of this Agreement, the Sponsor hereby unconditionally and irrevocably agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by Section 2 of this Agreement.

(b) From the date hereof until the earlier of the Closing and the termination of the Business Combination Agreement in accordance with its terms, the Sponsor hereby unconditionally and irrevocably agrees that at any duly called meeting of the stockholders of Tuscan (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Tuscan, it shall, and shall cause its Affiliates to, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its equity securities in Tuscan to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its equity securities (a) (i) in favor of the Business Combination Agreement, the Transaction Documents (which, for the avoidance of doubt, shall include this Agreement) and the transactions contemplated hereby and thereby and in favor of any and all Extension Proposals, (ii) in favor of any proposal to adjourn or postpone to a later date any meeting of the stockholders of Tuscan at which any of the foregoing matters are submitted for consideration and vote of the stockholders of Tuscan to the extent such adjournment is permitted under the Business Combination Agreement, and (iii) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Tuscan contained in the Business Combination Agreement or in any Transaction Document, in each case, except to the extent shares of Tuscan’s Common Stock may not be so voted or as to consent may not be so given by the Sponsor or its Affiliates under SEC’s Compliance and Disclosure Interpretation 166.01, and (b) against any of the following actions or proposals (other than the transactions contemplated by the Business Combination Agreement and the Transaction Documents): (A) a Tuscan Acquisition Proposal or any proposal in opposition to approval of the Business Combination Agreement or in competition with or materially inconsistent with the Business Combination Agreement; and (B) (x) any change in the present capitalization of Tuscan or any amendment of the Organizational Documents of Tuscan, including any redemption of any equity securities in Tuscan (other than any redemption of equity securities in Tuscan held by Tuscan equityholders (other than the Sponsor and its transferees) contemplated by the existing Organizational Documents of Tuscan); (y) any change in Tuscan’s corporate structure or business; or (z) any other action or proposal involving Tuscan or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or any Transaction Document or would reasonably be expected to result in any of the conditions to Tuscan’s obligations under the Business Combination Agreement or any Transaction Document not being fulfilled.

(c) With respect to all Founder Shares, Private Units and Private Warrants, from the date hereof until the earlier of the Closing and the termination of the Business Combination Agreement in accordance with its terms, the Sponsor hereby unconditionally and irrevocably agrees that it shall not, without the prior written consent of the Surf Entities, other than the transfer to any of Sponsor’s direct or indirect equityholders of any Founder Shares, Private Units or Private Warrants (provided that such equityholder executes a joinder to this Agreement in a form satisfactory to the Surf Entities agreeing to be bound by the provisions set forth herein), and other than transfers required by the Business Combination Agreement, (i) sell, offer to sell, transfer, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (any of the foregoing actions, a “Transfer”), with respect to any equity securities of Tuscan or any securities convertible into, or exercisable, or exchangeable for, equity securities of Tuscan owned by it, (ii) enter into any swap or other arrangement that Transfers to another, in whole or in part, any of the economic consequences of ownership of any equity securities of Tuscan or any securities convertible into, or exercisable, or exchangeable for, equity securities of Tuscan owned by it, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii). For the avoidance of doubt, nothing contained herein shall be deemed to limit, amend or alter the obligations of the Sponsor under the Lock-Up Agreement.

(d) The Sponsor agrees that it shall not, directly or indirectly, including through any Representative, take any action in violation of Section 6.05(b) of the Business Combination Agreement.

(e) [Reserved]

(f) Without the prior written consent of Surf Entities (such consent not to be reasonably withheld, conditioned or delayed), the Sponsor hereby agrees that it shall not convert any Sponsor loans to Tuscan (“Working Capital Loans”), if any, into warrants to purchase equity interests in Tuscan or Parentco. Instead, the Sponsor hereby agrees that any outstanding Working Capital Loans, if any, shall be repaid in cash.

(g) [Reserved]

(h) Sponsor hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights, dissenter’s rights or similar rights (whether under the laws of the State of Delaware or other applicable law) in connection with the First Merger.

(i) Sponsor hereby authorizes Parentco, the Company and Tuscan to publish and disclose in any announcement or disclosure to the extent required by law, rule or regulation by the SEC the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

(j) Prior to Closing, Tuscan shall not redeem or purchase, and Sponsor shall not Transfer or sell to Tuscan, any of Sponsor’s equity interests in Tuscan and neither party shall contract or agree to any of the foregoing.

3. Vesting of Founder Shares.

(a) Designations. Of all of the Founder Shares held by Sponsor at the First Effective Time, (i) 5% of the Founder Shares shall be designated “First Vesting Founder Shares”, (ii) 5% of the Founder Shares shall be designated “Second Vesting Founder Shares”, (iii) 5% of the Founder Shares shall be designated “Third Vesting Founder Shares” (iv) 5% of the Founder Shares shall be designated “Fourth Vesting Founder Shares” and together with the First Vesting Founder Shares, the Second Vesting Founder Shares and the Third Vesting Founder Shares, the “Vesting Founder Shares”, and (v) 50% of the Founder Shares shall be designated “Immediately Vested Founder Shares”.

(b) Immediately Vested Founder Shares. From and after the First Effective Time, the Immediately Vested Founder Shares shall be deemed to have vested and shall not be subject to forfeiture or surrender under this Agreement.

(c) Vesting Conditions.

(i) Upon the occurrence of the First Earnout Achievement Date (including by virtue of any deemed occurrence of the First Earnout Achievement Date pursuant to Section 2.10(g) of the Business Combination Agreement) in accordance with Section 2.10( a) of the Business Combination Agreement (the “First Vesting Time”), (i) all of the First Vesting Founder Shares shall be deemed to have vested and shall cease to be subject to forfeiture or surrender under this Agreement and (ii) Parentco shall promptly (and in any event within one (1) business day) pay to the holder(s) of such First Vesting Founder Shares all dividends and other distributions set aside with respect to such First Vesting Founder Shares pursuant Section 3(d) below. If the First Earnout Achievement Date does not occur prior to the date that is five (5) years after the Closing (the “First Expiration Time”), the First Vesting Founder Shares shall not vest and shall be forfeited as provided in Section 3(e).

(ii) Upon the occurrence of the Second Earnout Achievement Date (including by virtue of any deemed occurrence of the Second Earnout Achievement Date pursuant to Section 2.10(g) of the Business Combination Agreement) in accordance with Section 2.10(b) of the Business Combination Agreement (the “Second Vesting Time”), (i) all of the Second Vesting Founder Shares shall be deemed to have vested and shall cease to be subject to forfeiture or surrender under this Agreement and (ii) Parentco shall promptly (and in any event within one (1) business day) pay to the holder(s) of such Second Vesting Founder Shares all dividends and other distributions set aside with respect to such Second Vesting Founder Shares pursuant Section 3(d) below. If the Second Earnout Achievement Date does not occur prior to the date that is five (5) years after the Closing (the “Second Expiration Time”), the Second Vesting Founder Shares shall not vest and shall be forfeited as provided in Section 3(e).

(iii) Upon the occurrence of the Third Earnout Achievement Date (including by virtue of any deemed occurrence of the Third Earnout Achievement Date pursuant to Section 2.10(g) of the Business Combination Agreement) in accordance with Section 2.10(c) of the Business Combination Agreement (the “Third Vesting Time”), (i) all of the Third Vesting Founder Shares shall be deemed to have vested and shall cease to be subject to forfeiture or surrender under this Agreement and (ii) Parentco shall promptly (and in any event within one (1) business day) pay to the holder(s) of such Third Vesting Founder Shares all dividends and other distributions set aside with respect to such Third Vesting Founder Shares pursuant Section 3(d) below. If the applicable Third Earnout Achievement Date does not occur prior to the date that is five (5) years after the Closing (the “Third Expiration Time”), the Third Vesting Founder Shares shall not vest and shall be forfeited as provided in Section 3(e).

(iv) Upon the occurrence of the Fourth Earnout Achievement Date (including by virtue of any deemed occurrence of the Fourth Earnout Achievement Date pursuant to Section 2.10(g) of the Business Combination Agreement) in accordance with Section 2.10(d) of the Business Combination Agreement (the “Fourth Vesting Time” and together with the First Vesting Time, the Second Vesting Time and the Third Vesting Time, the “Vesting Times”), (i) all of the Fourth Vesting Founder Shares shall be deemed to have vested and shall cease to be subject to forfeiture or surrender under this Agreement and (ii) Parentco shall promptly (and in any event within one (1) business day) pay to the holder(s) of such Fourth Vesting Founder Shares all dividends and other distributions set aside with respect to such Fourth Vesting Founder Shares pursuant to Section 3(d) below. If the Fourth Earnout Achievement Date does not occur prior to the date that is five (5) years after the Closing (the “Fourth Expiration Time” and together with the First Expiration Time, the Second Expiration Time and the Third Expiration Time, the “Expiration Times”), the Fourth Vesting Founder Shares shall not vest and shall be forfeited as provided in Section 3(e).

(d) Rights Relating to Vesting Founder Shares Prior to Vesting Time; Transfer Restrictions. Except as otherwise provided in this Section 3(d), prior to the applicable Expiration Time, the registered holder of any Vesting Founder Shares shall be entitled to all of the rights of ownership thereof, including the right to vote and receive dividends and other distributions in respect of the Vesting Founder Shares. Notwithstanding the foregoing, (i) any dividends or other distributions payable to holders of Vesting Founder Shares as of a record date prior to the earlier of the applicable Vesting Time and the applicable Expiration Time shall be set aside by Parentco and shall be paid to the holder thereof upon the vesting of such Vesting Founder Shares at the applicable Vesting Time (if at all), other than dividends and other distributions that are Adjustment Events, which shall be deemed paid upon the effectiveness of the adjustment therefor pursuant to and in accordance with Section 3(f), and (ii) prior to the earlier of the applicable Vesting Time and the applicable Expiration Time, no holder shall Transfer any Vesting Founder Shares unless the transferee is a Permitted Transferee (as defined in the Lock-Up Agreement), the Transfer occurs in accordance with the Lock-Up Agreement and, as a condition to such Transfer and no later than substantially concurrently therewith, such Permitted Transferee executes a joinder, in form and substantive reasonably acceptable to the Board of Directors of Parentco, agreeing to be bound to this Agreement in respect of such Transferred securities as if an original party hereto, and any purported Transfer in violation of this clause (ii) shall be null and void.

(e) Forfeiture of Vesting Founder Shares Upon the Applicable Expiration Time. If the applicable Vesting Time does not occur prior to the applicable Expiration Time, then on the first business day after such applicable Expiration Time, the Sponsor (or its Permitted Transferee(s), as may be applicable) shall surrender to Parentco for no consideration all of the applicable Vesting Founder Shares. Upon the surrender of the applicable Vesting Founder Shares, (i) none of the applicable Vesting Founder Shares shall be outstanding, (ii) Parentco shall take all necessary action to retire such applicable Vesting Founder Shares, whereupon such shares shall cease to exist and (iii) Parentco shall cancel any certificates or other instruments that theretofore represented any of the applicable Vesting Founder Shares (or make appropriate notations in its books and records with respect to any such securities that are uncertificated and represented by book entry only).

(f) Equitable Adjustment. Prior to the earlier of the applicable Vesting Time and the applicable Expiration Time, if Parentco shall, at any time or from time to time, effect a subdivision, stock split, stock or cash dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of Parentco Common Stock (an “Adjustment Event”), the applicable Vesting Founder Shares shall be adjusted to reflect such Adjustment Event. Any adjustment under this paragraph shall become effective at the close of business on the date any such Adjustment Event becomes effective (which shall be the “ex” date, if any, with respect to any such event).

4. Allocated Sponsor Shares. The Sponsor hereby agrees that, at the Closing, the Sponsor shall, indefinitely and irrevocably, forfeit and cease to have any right, title or interest in or to the Allocated Sponsor Shares. Parentco shall have the right to retain, or distribute, issue or transfer, the Allocated Sponsor Shares in accordance with the terms and provisions of any Non-Redemption Transaction and/or Financing Transaction. All Forfeited Sponsor Shares shall be held back and retained by Parentco and the Sponsor shall, indefinitely and irrevocably, have no right, title or interest in or to any and all of the Forfeited Sponsor Shares at any time. The parties hereto acknowledge and agree that the definition of “At-Risk Sponsor Shares” in the Business Combination Agreement shall not be amended or modified without the prior written consent of the Sponsor. For purposes hereof, the term “Forfeited Sponsor Shares” shall mean a number of Founder Shares equal to the At-Risk Sponsor Shares minus the Allocated Sponsor Shares.

5. Termination. This Agreement shall terminate, and have no further force and effect, if the Business Combination Agreement is terminated in accordance with its terms prior to the Closing under the Business Combination Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to termination; provided, further, that the provisions set forth in this Section 5 and Section 6 to 13 shall survive the termination of this Agreement.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court (or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware) for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

7. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement among other things, the mutual waivers and certifications in this Section 7.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

if to Tuscan or the Sponsor:

Tuscan Holdings Corp. II
Tuscan Holdings Acquisition II, LLC

135 E. 57th St.
New York, NY 10023
Attention: Stephen Vogel
Email: Stephen@tuscanholdings.com

with a copy (which shall not constitute effective notice) to:

Graubard Miller
The Chrysler Building
405 Lexington Ave., 11th Fl.
New York, NY 10174
Attention: David Alan Miller / Jeffrey M. Gallant
Email: dmiller@graubard.com / jgallant@graubard.com

if to the Surf Entities:

Surf Air Mobility Inc.
12111 S. Crenshaw Blvd
Hawthorne, CA 90250

Attention: General Counsel
Email: legalnotices@surfair.com

with a copy to:

O’Melveny & Myers LLP

Two Embarcadero Center

28th Floor

San Francisco, California 94111

Attn:	C. Brophy Christensen, Jr. Noah Kornblith

E-mail:	bchristensen@omm.com nkornblith@omm.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

10. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

11. Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 11 shall be void, ab initio.

12. Assignment. This Agreement shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 12 shall be void.

13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

14. Miscellaneous. Without further consideration, Sponsor shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable by Parentco to consummate the transactions contemplated by this Agreement. Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against the Company, Parentco, Tuscan, Merger Sub I, Merger Sub II or any of their respective Affiliates, or any of their respective successors and assigns, relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement (including the Merger Consideration) or the consummation of the transactions contemplated hereby and thereby.

[signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

TUSCAN HOLDINGS ACQUISITION II, LLC

By:	/s/ Stephen Vogel
Name:	Stephen Vogel
Title:	Managing Member

TUSCAN HOLDINGS CORP. II

By:	/s/ Stephen Vogel
Name:	Stephen Vogel
Title:	Chief Executive Officer

SURF AIR MOBILITY, INC.

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	President, Chief Financial Officer, Treasurer and Secretary

SURF AIR GLOBAL LIMITED

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	Chief Executive Officer

THCA MERGER SUB INC.

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	President, Chief Financial Officer, Treasurer and Secretary

SAGL MERGER SUB LIMITED

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	Director